Exhibit 99.1

FOR IMMEDIATE RELEASE:

Nov. 14, 2005

Contact:

Wayne E. Travers Jr.

203-378-1152 ext. 111

Wise Metals Group LLC Announces Third Quarter 2005 Results

•	Revolving credit line increased $25 million to $150 million on Oct. 31, 2005
•	Results impacted by temporary curtailment in shipments to one major cansheet customer
•	Operating cash flow of $18.9 million for the quarter

BALTIMORE, Md. — Shipments of Wise Metals Group’s aluminum beverage can stock, other rolled aluminum products and scrap in the third quarter of 2005 totaled 173.2 million pounds, compared to 191.3 million for the same period in 2004, a decrease of 9.5 percent, company officials announced today.

For the nine months ended September 30, 2005, shipments totaled 569.2 million pounds, compared to 570.1 million pounds for the same period in 2004, a slight decrease of 0.2 percent.

Sales increased 6.0 percent to $203.7 million for the three months ended September 30, 2005, and have increased 11.8 percent to $656.4 million for the nine months ended September 30, 2005, compared to year-ago figures. The sales increase is primarily the result of higher metal prices.

Net loss for the third quarter of 2005 was $10.5 million, which includes a $0.2 million favorable impact of SFAS 133 (Accounting for Derivative Instruments and Hedging Activities). This compares to net income of break-even in the third quarter of 2004, which included a $1.9 million favorable impact of SFAS 133. There was no LIFO impact in either period.

Adjusting for the effects of SFAS 133, pro forma net loss for the third quarter of 2005 was $10.6 million, compared to a net loss of $1.9 million in the third quarter of 2004. Part of the $8.7 million difference was the impact of Hurricanes Katrina and Rita which disrupted natural gas supplies and thus impacted production. Also affecting the quarter’s results was the effect of one major can sheet customer’s curtailing of shipments during the quarter. The combined effects of these production-loss events negatively impacted operating results for the quarter by approximately $6 million. Since these events were considered rare occurrences, management recorded them as period costs and thus recognized the expense in the third quarter as opposed to capitalizing the costs into inventory.

Also impacting the quarter’s operating results were increased energy costs of approximately $4.3 million, increased coating costs of approximately $1.2 million and increased interest expense of approximately $1.4 million, versus the year-ago quarter.

-more-

Energy costs increased dramatically as prices paid for natural gas averaged 39-percent higher in the third quarter of 2005 versus the third quarter of 2004. Coating costs from suppliers also increased due to announced industry-wide coating price increases resulting from escalating raw material costs. The increase in interest expense is primarily a result of increased amounts outstanding under our revolving credit facility due to higher metal prices and higher interest rates on the variable-rate revolving line of credit.

Earnings (Loss) before interest and fees, taxes, depreciation and amortization (EBITDA) adjusted for the effects of SFAS 133 (Adjusted EBITDA) and LIFO (no impact) for the third quarter of 2005 was ($0.9) million compared to $6.9 million for the third quarter of 2004. Adjusted EBITDA for the nine months ended September 30, 2005 was $16.0 million versus $25.2 million in the same period last year.

Conversion margin, which is defined as conversion revenue (sales less metal costs and the effect of LIFO) less conversion cost (cost of sales less metal costs), decreased from $6.6 million in the third quarter of 2004 to a conversion loss of $1.6 million for the same period in 2005. On a per-pounds basis, conversion margin decreased from 3.45 cents per pound in the third quarter of 2004 to (0.95) cents per pound in the third quarter of 2005. As a result of the customer curtailment, production volumes in the quarter were reduced resulting in less volume available for fixed cost absorption. These higher costs on a per pound basis lead to increased conversion costs as a percentage of conversion revenue resulting in conversion costs exceeding conversion revenue in the quarter. As these events were unusual and of a non-recurring nature and because the production volumes are expected to return in the fourth quarter, the conversion costs as a percentage of conversion revenue is expected to improve and return to a positive margin.

Conversion margin for the nine months ended September 30, 2005 was $14.4 million or 2.53 cents per pound versus $23.4 million or 4.11 cents per pound in the prior-year period.

Earlier, the company had announced that one major cansheet customer had withdrawn most of their orders for the second half of 2005. Through continued discussions and negotiations with this customer, the volume for the fourth quarter was returned. Contractual terms and volumes have since been agreed to for 2006.

Subsequent to the quarter-end and on October 31, 2005, Wise Metals Group LLC completed an amendment to its revolving line of credit calling for a $25 million increase to the facility from $125 million to $150 million. These additional funds are immediately available to the company, subject to standard borrowing base calculations. The facility also allows for an additional increase to $175 million should conditions warrant. The term of the facility was also extended one full-year to 2008.

“While our plant thankfully suffered no direct damage from the hurricanes, the disruption to natural gas supplies significantly added to the expected impact that our reduced production had on the quarter’s results,” said Wise Metals Group Chairman and Chief Executive Officer David D’Addario.

“We had taken all the necessary steps to protect the facility, equipment and inventory on hand in the face of the approaching Hurricane Katrina in late August,” said Wise Metals Group President and Chief Operating Officer Powers. “As a result we suffered no real damage from the storm. However, due to disruptions to the Alabama-Tennessee pipeline used to transport our natural gas as a result of shut-ins and damage from the storm, we were required to temporarily cutback production for the greater part of a day resulting in production inefficiencies and scrapped work in process. This event itself was not particularly damaging, however, Hurricane Rita which in September provided a more direct hit to the natural gas producing regions in the Gulf, resulted in major disruptions for nearly four full days.”

Total impact from both Hurricane Katrina and Hurricane Rita reflected in third quarter results was approximately $1 million.

-more-

Recap of quarterly cash flow:

Net loss	$(10,465)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	3,402
Amortization of deferred financing fees	294
Unrealized gains on derivatives	(174)
Changes in operating assets and liabilities:
Restricted cash	(289)
Accounts receivable	20,599
Inventories	20,388
Other current assets	283
Accounts payable	(16,196)
Accrued expenses, payroll and other	1,092

Net cash provided by operating activities	$18,934

Total manufacturing inventory levels (excluding supplies inventories) decreased during the quarter from $201.1 million at June 30, 2005 to $181.1 million at September 30. Both dollar figure amounts are stated prior to the LIFO reserve of $47.2 million which was unchanged for the quarter.

“Despite the effects of the customer curtailment and the hurricanes, I am encouraged by our focus on working capital reductions as demonstrated by the positive operating cash flow for the quarter,” added D’Addario.

“We have taken the necessary and significant steps to address concerns over liquidity,” said Executive Vice President and Chief Financial Officer Danny Mendelson. “The fair market value of our inventory and receivables alone which total over $254 million as of September 30, provide adequate collateral to support an increased line of credit, to which our lenders have demonstrated their commitments. Nevertheless, we have continued to drive for further debt reductions in the face of rising metal prices. By having this increased facility in place, we have positioned ourselves to address the working capital needs of expected higher aluminum prices.”

Metal prices have continued to rise steadily since averaging approximately $1,425 per metric ton in 2003 (as quoted on the London Metals Exchange) increasing over 40 percent to levels exceeding $2,000 per metric ton in the current November spot market. As of September 30, 2005 the closing cash price of aluminum was $1,855 per metric ton.

“Our industry needs to continue its efforts to address the unprecedented changes in our industry,” D’Addario said. “Our own efforts to address the metal price ceiling were certainly not met without resistance and those effects were suffered in this quarter as a result of a major customer suspending shipments. We can only be encouraged by what we see in today’s industry discussions and be further encouraged by the fourth-quarter return of our shipment and production levels back to historical norms.”

“While the fourth quarter will bring about improvement as a result of the return of production volume, these improvements will continue to be offset by escalating energy costs. Benefits of our contractual discussions will not be realized until 2006,” Mendelson added.

“We have taken some major steps to address and modify our contracts for 2006 and beyond and look forward to continuing efforts to address with our vendors and customers cost sharing principles and cost-reduction efforts for coatings, energy and transportation,” according to Powers.

-more-

Cautionary Note Regarding Forward-Looking Statements

Certain statements made in this news release constitute forward-looking statements, within the meaning of the Private Securities Litigation Reform Act, regarding the company’s future plans, objectives, and expected performance. Statements that are not historical facts, including statements accompanied by words such as “believe,” “expect,” “estimate,” “intend,” or “plan” are intended to identify forward-looking statements and convey the uncertainty of future events or outcomes. The company cautions that any such forward-looking statements are based on assumptions that the company believes are reasonable, but are subject to a wide range of risks, and actual results may differ materially. Certain risks and uncertainties are summarized in our 10-K filing with the Securities and Exchange Commission. The company takes no obligation to publicly update or revise any future looking statements to reflect the occurrence of future events or circumstances.

Wise Metals Group LLC

Consolidated Statements of Operations

(Unaudited)

	Three months ended September 30		Nine months ended September 30
Amounts in thousands	2005	2004	2005	2004
Sales	$203,663	$192,140	$656,378	$587,309
Cost of sales	205,307	185,548	641,983	572,866

Gross (deficit) margin	(1,644)	6,592	14,395	14,443

Operating expenses:
Selling, general, and administrative	2,609	3,500	8,427	8,616

Operating (loss) income	(4,253)	3,092	5,968	5,827

Other income (expense):
Early extinguishment of debt	—	—	—	(7,455)
Interest expense and fees, net	(6,386)	(4,997)	(18,654)	(12,552)
Unrealized gain (loss) on derivative instruments	174	1,906	1,478	(2,124)

Net (loss) income	$(10,465)	$1	$(11,208)	$(16,304)

-more-

Wise Metals Group LLC

Consolidated Balance Sheets

Amounts in thousands	September 30, 2005	December 31, 2004
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$9,946	$7,669
Restricted cash	1,537	250
Accounts receivable, less allowance	54,915	46,336
Inventories	152,008	175,809
Other current assets	10,317	9,601

Total current assets	228,723	239,665

Non-current assets:
Property and equipment, net	86,010	85,375
Other assets	10,123	9,147
Goodwill	283	283

Total non-current assets	96,416	94,805

Total assets	$325,139	$334,470

Liabilities and members’ deficit:
Current liabilities:
Accounts payable	$49,224	$57,855
Borrowings under revolving credit facility	112,587	101,675
Current portion of long-term debt	1,493	1,529
Accrued expenses, payroll and other	24,453	22,739

Total current liabilities	187,757	183,798

Non-current liabilities:
Senior secured notes	150,000	150,000
Term loans, less current portion	878	1,040
Other liabilities	11,383	12,397

Total non-current liabilities	162,261	163,437

Members’ deficit:	(24,879)	(12,765)

Total liabilities and members’ deficit	$325,139	$334,470

-more-

Wise Metals Group LLC

Consolidated Statements of Cash Flows

(Unaudited)

	Nine months ended September 30,
Amounts in thousands	2005	2004
Cash flows from operating activities
Net loss	$(11,208)	$(16,304)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization	10,012	9,930
Amortization of deferred financing fees	892	4,579
LIFO provision	—	8,974
Unrealized (gains) losses on derivatives	(1,478)	2,124
Changes in operating assets and liabilities:
Restricted cash	(1,287)	(5,860)
Accounts receivable	(8,579)	(20,738)
Inventories	23,801	(11,863)
Other current assets	(823)	(1,489)
Accounts payable	(8,631)	12,202
Accrued expenses, payroll and other	417	5,040

Net cash provided by (used) in operating activities	3,116	(13,405)

Cash flows from investing activities
Purchase of equipment	(10,647)	(5,936)

Net cash used in investing activities	(10,647)	(5,936)

Cash flows from financing activities
Net issuance (repayment) of short-term borrowings	10,876	(49,914)
Proceeds of senior secured notes offering, net of fees paid	—	141,816
Repayment of term debt	—	(22,500)
Repayment of subordinated debt	—	(35,687)
Payments on long-term obligations	(162)	(346)
Purchase of members’ equity	(906)	(14,113)

Net cash provided by financing activities	9,808	19,256

Net increase (decrease) in cash and cash equivalents	2,277	(85)
Cash and cash equivalents at beginning of period	7,669	903

Cash and cash equivalents at end of period	$9,946	$818

-more-

Non-GAAP Financial Measures

The company uses certain non-GAAP financial measures in evaluating its performance including Conversion Margin (as previously defined) and Adjusted EBITDA. Adjusted EBITDA is not intended to represent cash flows from operating activities as defined using GAAP and should be considered in addition to, and not as a substitute for, cash flows as a measure of liquidity or net earnings as a measure of operating performance. A reconciliation of Adjusted EBITDA to net income (loss) is set forth in the financial tables below. The company includes Adjusted EBITDA information because this measure is used by management to measure our compliance with debt covenants and by investors and note holders to evaluate our ability to service debt. Our measure of Adjusted EBITDA may not be comparable to similarly titled measures of other companies.

Wise Metals Group LLC

Conversion Margin

	Three months ended September 30,		Nine months ended September 30,
	2005	2004	2005	2004
Sales	$203,663	$192,140	$656,378	$587,309
Less:
Metal costs	(141,595)	(134,152)	(456,243)	(404,863)
LIFO adjustment	—	—	—	8,974

Conversion revenue	$62,068	$57,988	$200,135	$191,420

Cost of sales	$205,307	$185,548	$641,983	$572,866
Less:
Metal costs	(141,595)	(134,152)	(456,243)	(404,863)

Conversion costs	$63,712	$51,396	$185,740	$168,003

Conversion revenue	$62,068	$57,988	$200,135	$191,420
Conversion costs	(63,712)	(51,396)	(185,740)	(168,003)

Conversion margin	$(1,644)	$6,592	$14,395	$23,417

Shipments (000s)	173,210	191,276	569,155	570,102

Conversion margin per pound shipped	$(.0095)	$.0345	$.0253	$.0411

Reconciliation of Net (Loss) Income to Adjusted EBITDA

	Three months ended September 30,		Nine months ended September 30,
	2005	2004	2005	2004
Net (loss) income	$(10,465)	$1	$(11,208)	$(16,304)
Interest expense and fees	6,386	5,443	18,654	12,998
Depreciation and amortization	3,402	3,350	10,012	9,930
Unrealized (gain) loss on derivative instruments	(174)	(1,906)	(1,478)	2,124
LIFO	—	—	—	8,974
Early extinguishment of debt	—	—	—	7,455

Adjusted EBITDA	$(851)	$6,888	$15,980	$25,177

-more-

About Wise Metals Group

Based in Baltimore, Md., Wise Metals Group LLC includes Wise Alloys, the world’s third-leading producer of aluminum can stock for the beverage and food industries and an environmentally friendly company using recycled aluminum in the production of its can stock; Wise Recycling, one of the largest, direct-from-the-public collectors of aluminum beverage containers in the United States, operating shipping and processing locations throughout the United States that support a network of neighborhood collection centers; and Listerhill Total Maintenance Center, specializing in providing maintenance, repairs and fabrication to manufacturing and industrial plants worldwide ranging from small on-site repairs to complete turn-key maintenance.

###